Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION REPORTS 3rd QUARTER 2011 RESULTS;

PROVIDES 4th QUARTER, UPDATED 2011 AND INITIAL 2012 OUTLOOK

Boca Raton, Florida, October 31, 2011

SBA Communications Corporation (Nasdaq:SBAC) (“SBA” or the “Company”) today reported results for the quarter ended September 30, 2011. Highlights of the results include:

Third quarter over year earlier period:

•	Site leasing revenue growth of 13.9%

•	Tower Cash Flow growth of 14.2%

•	Net loss decreased from $34.6 million to $33.4 million

•	Adjusted EBITDA growth of 15.1%

•	Equity Free Cash Flow Per Share growth of 18.4%

Operating Results

Total revenues in the third quarter of 2011 were $175.5 million compared to $158.6 million in the year earlier period, an increase of 10.7%. Site leasing revenue of $154.5 million was up 13.9% over the year earlier period. Site leasing Segment Operating Profit of $120.6 million was up 14.4% over the year earlier period. Site leasing contributed 97.5% of the Company’s total Segment Operating Profit in the third quarter of 2011. Site development revenues were $21.0 million in the third quarter of 2011 compared to $23.0 million in the year earlier period, an 8.4% decrease. Site development Segment Operating Profit Margin was 14.8% in the third quarter of 2011 compared to 11.7% in the year earlier period, an increase of 310 basis points.

Tower Cash Flow for the third quarter of 2011 was $121.6 million, a 14.2% increase over the year earlier period. Tower Cash Flow Margin for the third quarter of 2011 was 79.8% compared to 79.4% in the year earlier period.

Net loss attributable to SBA Communications Corporation for the third quarter of 2011 was $33.3 million or $(0.30) per share compared to $34.5 million or $(0.30) per share in the year earlier period.

Adjusted EBITDA in the third quarter of 2011 was $112.5 million compared to $97.7 million in the year earlier period, an increase of 15.1%. Adjusted EBITDA Margin was 64.9% in the third quarter of 2011 compared to 62.2% in the year earlier period, an increase of 270 basis points.

Net Cash Interest Expense was $42.3 million in the third quarter of 2011 compared to $37.5 million in the year earlier period.

Equity Free Cash Flow for the third quarter of 2011 was $63.9 million compared to $56.8 million in the year earlier period, an increase of 12.7%. Equity Free Cash Flow Per Share was $0.58 for the third quarter of 2011 compared to $0.49 in the year earlier period, an increase of 18.4%.

“We produced another strong quarter of results in the third quarter,” said Jeffrey A. Stoops, President and CEO. “Activity levels from our carrier customers have remained steady throughout 2011. Strong organic activity, combined with a material amount of portfolio growth and stock repurchases, has allowed us to once again produce material growth in equity free cash flow per share. We expect carrier activity to stay strong through the remainder of this year and all of 2012 and expect a greater amount of organic cash revenue added per tower, in absolute dollars, as compared to 2011. Our 2012 guidance includes some contribution from Sprint’s Network Vision project. Against this backlog of strong leasing demand, we will continue to look for quality opportunities to grow our tower portfolio both domestically and internationally, and we are confident in achieving our goal of a minimum of 5% to 10% portfolio growth once again in 2012. Given our expectations about strong continued organic growth, another year of material portfolio growth and the potential for additional stock repurchases, we are very optimistic about achieving our goal of over 20% growth in equity free cash flow per share in 2012.”

Investing Activities

As of September 30, 2011, SBA owned 9,762 towers, and managed or leased approximately 4,900 actual or potential additional communication sites. During the third quarter of 2011, SBA purchased 82 towers and the rights to two additional communication sites for an aggregate consideration of approximately $42.2 million in cash (exclusive of any working capital adjustments). SBA also built 119 towers during the third quarter of 2011. In addition, the Company spent $8.6 million to purchase land and easements and to extend lease terms with respect to land underlying its towers. Total cash capital expenditures for the third quarter of 2011 were $84.3 million, consisting of $4.4 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $79.9 million of discretionary cash capital expenditures (new tower builds, tower augmentations, tower acquisitions and related earn-outs, and purchasing land and easements).

Subsequent to September 30, 2011, the Company acquired 17 towers and related assets and liabilities from third party sellers for an aggregate consideration of $9.5 million in cash. The Company has agreed in principle to purchase an additional 704 towers for an aggregate amount of $158.9 million. The Company anticipates that these acquisitions will be consummated by the end of the first quarter of 2012.

Financing Activities and Liquidity

SBA ended the third quarter with $3.5 billion of total debt (recorded on the Company’s balance sheet at a carrying value of $3.3 billion) and $0.2 billion of cash and cash equivalents, short-term restricted cash and short-term investments. SBA’s Net Debt (as defined below) was $3.3 billion. SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 7.3x and 3.4x, respectively. During the three months ended September 30, 2011, the Company repaid $1.25 million under the Term Loan resulting in a principal balance of $498.8 million. As of September 30, 2011, SBA had no borrowings outstanding under the Revolving Credit Facility and the total amount available under the facility was $500.0 million.

During the third quarter, SBA repurchased and retired 2,177,582 shares of its Class A common stock for $75.0 million in cash at an average price per share of $34.42. The Company currently has $150.0 million of repurchase authorization remaining under its existing $300.0 million stock repurchase program.

Outlook

The Company is providing its fourth quarter 2011 Outlook, updating its Full Year 2011 Outlook, and providing its initial 2012 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s initial 2012 Outlook includes both cash and non-cash site leasing revenue benefits from our recently signed agreement with Sprint regarding implementation of its Network Vision project. Our initial 2012 Outlook includes 9% organic leasing revenue growth on owned towers, new tower builds in the U.S. and internationally of 390 to 410 towers, the acquisition of only those tower assets under agreement in principle to acquire at the time of this press release, and no additional stock repurchases. The Company intends to spend additional capital in 2012 on acquiring revenue producing assets not yet identified or under agreement in principle to acquire, the impact of which is not reflected in the 2012 guidance.

	Quarter ending			Full			Full
	December 31, 2011			Year 2011			Year 2012
	($’s in millions)
Site leasing revenue	$161.5	to	$163.5	$612.7	to	$614.7	$695.0	to	$710.0
Site development revenue	$20.5	to	$22.5	$83.7	to	$85.7	$90.0	to	$100.0
Total revenues	$182.0	to	$186.0	$696.4	to	$700.4	$785.0	to	$810.0
Tower Cash Flow	$125.0	to	$127.0	$481.0	to	$483.0	$532.0	to	$550.0
Adjusted EBITDA	$115.5	to	$117.5	$443.1	to	$445.1	$491.0	to	$510.0
Net cash interest expense(1)	$41.5	to	$43.5	$160.0	to	$162.0	$166.0	to	$170.0
Cash taxes paid	$1.5	to	$2.0	$6.8	to	$7.3	$6.0	to	$10.0
Non-discretionary cash capital expenditures(2)	$3.5	to	$4.5	$16.1	to	$17.1	$12.0	to	$16.0
Equity Free Cash Flow(3)	$65.5	to	$71.0	$256.7	to	$262.2	$295.0	to	$326.0
Discretionary cash capital expenditures(4)	$145.0	to	$155.0	$438.4	to	$448.4	$155.0	to	$175.0

(1)	Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense.
(2)	Consists of tower maintenance and general corporate capital expenditures.
(3)	Defined as Adjusted EBITDA less net cash interest expense, non-discretionary cash capital expenditures and cash taxes paid.
(4)

Consists of new tower builds, tower augmentations, tower acquisitions and related earn-outs and ground lease purchases. Excludes expenditures for revenue producing assets not under agreement at the date of this press release.

Conference Call Information

SBA Communications Corporation will host a conference call on Tuesday, November 1, 2011 at 10:00 AM (EDT) to discuss the quarterly results. The call may be accessed as follows:

When:	November 1, 2011 at 10:00 AM (EDT)
Dial-in number:	(800) 230-1092
Conference call name:	SBA Third Quarter Results
Replay:	November 1, 2011 at 1:00 PM (EDT) through November 15, 2011 at 11:59 PM (EDT)
Number:	(800) 475-6701
Access Code:	216796
Internet access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) the Company’s organic growth in 2012, (ii) the Company’s financial and operational guidance for the fourth quarter of 2011, full year 2011 and full year 2012, (iii) the Company’s expectations regarding customer activity in 2011 and 2012, (iv) the Company’s expectations regarding current and future portfolio growth opportunities and the Company’s ability to capitalize these opportunities, (v) the Company’s uses of liquidity and its belief that it has ample liquidity to capitalize on portfolio growth opportunities, (vi) the Company’s belief that pending acquisitions will close by the end of the first quarter of 2012 and (vii) the Company’s belief regarding stock repurchases. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on February 25, 2011. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (3) the impact, if any, of consolidation among wireless service providers; (4) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (5) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for our business; (6) the Company’s ability to acquire land underneath towers on terms that are accretive; (7) the Company’s ability to realize economies of scale from its tower portfolio; (8) the Company’s ability to comply with covenants and the terms of its credit instruments; (9) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular and (10) the continued dependence on towers and outsourced site development services by the wireless carriers. With respect to the Company’s plan for new builds, these factors also include zoning approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the Company’s ability to build 390 to 410 towers in 2012. With respect to its expectations regarding the ability to close pending tower acquisitions, these factors also include satisfactorily completing due diligence, the ability and willingness of each party to fulfill their respective closing conditions and the availability of cash on hand, borrowing capacity under the senior credit facility or shares of the Company’s Class A common stock to pay the anticipated consideration. With respect to repurchases under the Company’s stock repurchase program, the amount of shares repurchased, if any, and the timing of such repurchases will depend on, among other things, the trading price of the Company’s Class A common stock, which may be positively or negatively impacted by the repurchase program, market and business conditions, the availability of stock, the Company’s financial performance or determinations following the date of this announcement in order to use the Company’s funds for other purposes.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North and Central America. By “Building Better Wireless,” SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. For more information please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2011	2010	2011	2010

Revenues:
Site leasing	$154,514	$135,684	$451,171	$395,390
Site development	21,035	22,958	63,180	65,732

Total revenues	175,549	158,642	514,351	461,122

Operating expenses:

Cost of revenues (exclusive of depreciation, accretion and amortization shown below):
Cost of site leasing	33,932	30,326	98,031	89,513
Cost of site development	17,915	20,275	54,627	58,118
Selling, general and administrative(1)	15,415	14,417	47,031	43,231
Asset impairment	1,106	—	1,402	—
Acquisition related expenses	1,474	3,229	4,876	6,678
Depreciation, accretion and amortization	78,136	69,727	229,705	206,004

Total operating expenses	147,978	137,974	435,672	403,544

Operating income	27,571	20,668	78,679	57,578

Other income (expense):
Interest income	38	112	97	369
Interest expense	(42,307)	(37,568)	(118,616)	(112,397)
Non-cash interest expense	(16,089)	(15,089)	(47,095)	(44,736)
Amortization of deferred financing fees	(2,381)	(2,186)	(6,781)	(6,892)
Loss from extinguishment of debt, net	—	(10)	(1,696)	(49,054)
Other income (expense)	122	217	(527)	102

Total other income (expense)	(60,617)	(54,524)	(174,618)	(212,608)

Loss before provision for income taxes	(33,046)	(33,856)	(95,939)	(155,030)
Provision for income taxes	(391)	(719)	(1,784)	(810)

Net loss	(33,437)	(34,575)	(97,723)	(155,840)
Less: Net loss attributable to the noncontrolling interest	132	87	348	327

Net loss attributable to SBA Communications Corporation	$(33,305)	$(34,488)	$(97,375)	$(155,513)

Net loss per common share attributable to SBA Communications Corporation:
Basic and diluted	$(0.30)	$(0.30)	$(0.87)	$(1.34)

Basic and diluted weighted average number of common shares	110,232	114,748	112,309	115,835

The accompanying condensed notes are an integral part of these consolidated financial statements.

(1)	Includes non-cash compensation of $2,732 and $2,406 for the three months ended September 30, 2011 and 2010, respectively and $8,565 and $7,674 for the nine months ending September 30, 2011 and 2010, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2011	December 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$179,305	$64,254
Restricted cash	24,727	29,456
Short-term investments	5,286	4,016
Accounts receivable, net of allowance of $79 and $263 at September 30, 2011 and December 31, 2010, respectively	17,842	18,784
Other current assets	33,393	30,217

Total current assets	260,553	146,727

Property and equipment, net	1,560,829	1,534,318
Intangible assets, net	1,550,003	1,500,012
Other long-term assets	237,753	219,118

Total assets	$3,609,138	$3,400,175

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt, net	$5,000	$—
Accounts payable and accrued expenses	40,600	33,276
Accrued interest	29,093	32,293
Other current liabilities	58,201	65,015

Total current liabilities	132,894	130,584

Long-term liabilities:
Long-term debt, net	3,334,201	2,827,450
Other long-term liabilities	123,592	112,008

Total long-term liabilities	3,457,793	2,939,458

Redeemable noncontrolling interests	12,152	13,023

Shareholders’ equity	6,299	317,110

Total liabilities and shareholders’ equity	$3,609,138	$3,400,175

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the three months ended September 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(33,437)	$(34,575)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, accretion and amortization	78,136	69,727
Non-cash interest expense	16,089	15,089
Deferred income tax benefit	(511)	(80)
Asset impairment	1,106	—
Non-cash compensation expense	2,773	2,453
Provision for doubtful accounts	(55)	230
Amortization of deferred financing fees	2,381	2,186
Loss from extinguishment of debt, net	—	10
Other non-cash items reflected in the Statements of Operations	(11)	(183)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts, net	(1,121)	(3,664)
Prepaid and other assets	(4,255)	(5,333)
Accounts payable and accrued expenses	2,687	3,523
Accrued interest	(3,223)	(7,309)
Other liabilities	2,471	2,348

Net cash provided by operating activities	63,030	44,422

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions and related earn-outs	(43,311)	(59,445)
Capital expenditures	(40,969)	(20,470)
Purchase of investments	(4,170)	(2,170)
Proceeds from sales/maturities of investments	1,715	4,306
Proceeds from disposition of fixed assets	66	22
Payment of restricted cash relating to tower removal obligations	—	(691)

Net cash used in investing activities	(86,669)	(78,448)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase and retirement of common stock	(75,000)	—
Payment on extinguishment of debt	—	(10)
Principal payment under capital lease obligations	(225)	(175)
Repayment of Term Loan	(1,250)	—
Proceeds from employee stock purchase/stock option plans	1,904	5,733
(Payment) release of restricted cash relating to 2010 Tower Securities/CMBS Certificates	—	(2,027)
Payment of deferred financing fees	(62)	(198)

Net cash (used in) provided by financing activities	(74,633)	3,323

Effect of exchange rate changes on cash and cash equivalents	(172)	—

NET DECREASE IN CASH AND CASH EQUIVALENTS	(98,444)	(30,703)
CASH AND CASH EQUIVALENTS:
Beginning of period	277,749	227,939

End of period	$179,305	$197,236

	For the three months ended September 30, 2011	For the nine months ended September 30, 2011
	(in thousands)
SELECTED CAPITAL EXPENDITURE DETAIL:

Tower new build construction	$32,511	$73,822

Operating tower expenditures:
Tower upgrades/augmentations	4,016	10,282
Maintenance/improvement capital expenditures	3,289	8,945

	7,305	19,227

General corporate expenditures	1,153	3,657

Total capital expenditures	$40,969	$96,706

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures, including (i) Site Leasing Segment Operating Profit, Site Development Segment Operating Profit and Segment Operating Profit Margin, (ii) Tower Cash Flow and Tower Cash Flow Margin, (iii) Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin, (iv) Net Debt, Net Secured Debt, Leverage Ratio and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”) and (v) Equity Free Cash Flow and Equity Free Cash Flow Per Share.

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition. Specifically, we believe that:

(1) Segment Operating Profit is an indicator of the operating performance of our site leasing and site development segments;

(2) Tower Cash Flow is an indicator of the performance of our site leasing operations;

(3) Adjusted EBITDA, Equity Free Cash Flow and Equity Free Cash Flow Per Share are useful indicators of the financial performance of our core businesses; and

(4) our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity.

In addition, Tower Cash Flow, Adjusted EBITDA and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our senior credit agreement and senior notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

Segment Operating Profit and Segment Operating Profit Margin

The reconciliation of Site Leasing Segment Operating Profit and Site Development Segment Operating Profit and the calculation of Segment Operating Profit Margin are as follows:

	Site Leasing Segment		Site Development Segment
	For the three months ended September 30,		For the three months ended September 30,
	2011	2010	2011	2010
	(in thousands)		(in thousands)

Segment revenue	$154,514	$135,684	$21,035	$22,958
Segment cost of revenues (excluding depreciation, accretion and amortization)	(33,932)	(30,326)	(17,915)	(20,275)

Segment operating profit	$120,582	$105,358	$3,120	$2,683

Segment operating profit margin	78.0%	77.6%	14.8%	11.7%

Total Segment Operating Profit is the total of the Segment Operating Profits of the two segments.

Tower Cash Flow and Tower Cash Flow Margin

The tables below set forth the reconciliation of Tower Cash Flow to its most comparable GAAP measurement and the calculation of Tower Cash Flow Margin. Tower Cash Flow for each of the periods set forth in the Outlook section above will be calculated in the same manner.

	For the three months ended September 30,
	2011	2010
	(in thousands)

Site leasing revenue	$154,514	$135,684
Site leasing cost of revenue (excluding depreciation, accretion, and amortization)	(33,932)	(30,326)

Site leasing segment operating profit	120,582	105,358
Non-cash straight-line leasing revenue	(2,173)	(1,531)
Non-cash straight-line ground lease expense	3,191	2,698

Tower Cash Flow	$121,600	$106,525

The calculation of Tower Cash Flow Margin is as follows:

	For the three months ended September 30,
	2011	2010
	(in thousands)

Site leasing revenue	$154,514	$135,684
Non-cash straight-line leasing revenue	(2,173)	(1,531)

Site leasing revenue minus non-cash straight-line leasing revenue	$152,341	$134,153

Tower Cash Flow	$121,600	$106,525

Tower Cash Flow Margin	79.8%	79.4%

Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement. Adjusted EBITDA for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months ended September 30,
	2011	2010
	(in thousands)

Net loss	$(33,437)	$(34,575)
Interest income	(38)	(112)
Total interest expense (1)	60,777	54,843
Depreciation, accretion, and amortization	78,136	69,727
Provision for taxes (2)	808	1,211
Loss from extinguishment of debt, net	—	10
Asset impairment charge	1,106	—
Acquisition related expenses	1,474	3,229
Non-cash compensation	2,773	2,453
Non-cash straight-line leasing revenue	(2,173)	(1,531)
Non-cash straight-line ground lease expense	3,191	2,698
Other expense	(122)	(217)

Adjusted EBITDA	$112,495	$97,736

Annualized Adjusted EBITDA (3)	$449,980	$390,944

(1)	Total interest expense includes interest expense, non-cash interest expense and amortization of deferred financing fees.
(2)

For the three months ended September 30, 2011 and 2010, these amounts included $417 and $492, respectively, of franchise taxes reflected on the Statements of Operations in selling, general and administrative expenses.

(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months ended September 30,
	2011	2010
	(in thousands)

Total revenues	$175,549	$158,642
Non-cash straight-line leasing revenue	(2,173)	(1,531)

Total revenues minus non-cash straight-line leasing revenue	$173,376	$157,111

Adjusted EBITDA	$112,495	$97,736

Adjusted EBITDA Margin	64.9%	62.2%

Equity Free Cash Flow and Equity Free Cash Flow Per Share

The table below sets forth the reconciliation of Equity Free Cash Flow for the three months ended September 30, 2011 and 2010 and the calculation of Equity Free Cash Flow Per Share for such periods. Equity Free Cash Flow for each of the periods set forth in the Outlook section above will be calculated in the same manner.

	For the three months ended September 30,
	2011	2010
	(in thousands)

Adjusted EBITDA	$112,495	$97,736
Net cash interest expense	(42,269)	(37,456)
Non-discretionary cash capital expenditures	(4,442)	(2,680)
Cash taxes paid	(1,834)	(843)

Equity Free Cash Flow	$63,950	$56,757

Weighted average number of common shares	110,232	114,748

Equity Free Cash Flow Per Share	$0.58	$0.49

Net Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Debt and Leverage calculations are as follows:

September 30, 2011
(in thousands)

2010-1 Tower Securities	$680,000
2010-2 Tower Securities	550,000
Term Loan (carrying value of $497,545)	498,750
Revolving Credit Facility	—

Total secured debt	1,728,750

1.875% Convertible Senior Notes (carrying value of $476,263)	535,000
4.0% Convertible Senior Notes (carrying value of $389,971)	500,000
2016 Senior Notes (carrying value of $373,118)	375,000
2019 Senior Notes (carrying value of $372,304)	375,000

Total unsecured debt	1,785,000

Total debt	$3,513,750

Leverage Ratio

Total debt	$3,513,750
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(209,318)

Net debt	$3,304,432

Divided by: Annualized Adjusted EBITDA	$449,980

Leverage Ratio	7.3x

Secured Leverage Ratio

Total secured debt	$1,728,750
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(209,318)

Net Secured Debt	$1,519,432

Divided by: Annualized Adjusted EBITDA	$449,980

Secured Leverage Ratio	3.4x